Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) between Bespoke Capital Acquisition Corp., a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia (which will, prior to this Agreement becoming effective, become Vintage Wine Estates, Inc., a Nevada Corporation) (the “Company”), and Pat Roney (the “Executive”), is effective as of the Closing (the “Effective Date”), as defined in that certain Transaction Agreement among the Company, VWE Acquisition Sub Inc., a Delaware corporation, and Vintage Wine Estates, Inc., a California corporation, among others (the “Transaction Agreement”).

WHEREAS, the Company desires to employ, or to cause one of its affiliates to employ or continue to employ (such employing entity, the “Employer”), the Executive as its Chief Executive Officer and the Executive desires to accept such employment or continued employment on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intended to be legally bound hereby, agree as follows:

ARTICLE 1

TERM OF AGREEMENT AND EMPLOYMENT

Section 1.1. Employment and Acceptance.  During the Term (as defined in Section 1.2 below), the Employer shall employ the Executive, and the Executive shall accept such employment and serve the Employer and the Company, subject to the terms of this Agreement.

Section 1.2. Term.  The Executive’s Term of employment under this Agreement shall be at-will, subject to the obligations and termination provisions contained in ARTICLE 5 below.

ARTICLE 2

TITLE; DUTIES, TIME COMMITMENT; LOCATION

Section 2.1. Title.  During the period beginning on the Effective Date, the Executive shall serve as the Company’s Chief Executive Officer. As Chief Executive Officer, the Executive shall perform his duties to the best of his ability, experience and talent, reporting to the Board of Directors of the Company (the “Board”), and shall adhere to the Employer’s and the Company’s written policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended.

Section 2.2. Time Commitment.  During his employment under this Agreement, the Executive shall use his best efforts to promote the interests of the Company and, unless otherwise agreed to in writing by the Company, shall devote all of his business time to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the prior written consent of the Board; provided that the foregoing shall not prevent the Executive from (a) participating in charitable, civic, educational, professional, community or industry affairs, or (b) managing the Executive’s passive personal investments, or (c) serving either as a member of the board of directors of, or as a paid or unpaid advisor or consultant to (with time commitments comparable to those of a director), up to one other company at any given time in the future with the approval of the Board, so long as such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case as determined reasonably by the Board).

Section 2.3. Location. During his employment under this Agreement, the Executive shall attend and participate in person in regular and special meetings of executive officers of the Company called by the CEO at the principal executive offices of the Company maintained in Nevada (the “PEO”).  During such employment, the Executive also shall attend and participate in person, at the PEO, in regular and special meetings of shareholders of the Company and of the Board, when asked to do so by the CEO or the Board. At other times, the Executive may in his discretion elect to work from home or from any of the Company’s facilities in Washington, Oregon, Nevada, California or elsewhere, being mindful of the needs of customers, suppliers, employees and shareholders of, and other stakeholders, in the Company.

ARTICLE 3

COMPENSATION

Section 3.1. Base Salary.  During his employment under this Agreement, the Employer shall pay the Executive a base salary at the annualized rate of $ 500,000 per year, which shall be subject to withholding and customary deductions and be payable in equal installments in accordance with the Employer’s then-customary payroll practices for its executives (the “Base Salary”), subject to review and adjustment by the Board from time to time.

Section 3.2. Bonus.  During his employment under this Agreement, the Executive shall be eligible to receive a discretionary bonus, as determined by the Board (or a committee of the Board), in an amount up to 40% of the Base Salary.  This bonus is not guaranteed and shall be payable or not in the sole discretion of the Company based on a variety of factors including but not limited to the achievement of the Company and individual performance objectives and the Executive and otherwise meeting all Company bonus plan requirements.  Executive must be employed in good standing on the bonus payment date to receive a bonus.

ARTICLE 4

BENEFITS AND EXPENSES

Section 4.1. Benefit Plans and Programs.  The Executive shall be entitled to participate in all benefit plans and programs generally available to other employees of the Employer on the same basis and to the same extent as other employees, including but not limited to medical, dental and vision coverage.  Without limitation of the foregoing, the Executive shall be eligible to accrue vacation and sick time (“PTO”).

ARTICLE 5

TERMINATION OF EMPLOYMENT

Section 5.1.  Termination for Cause; Voluntary Termination without Good Reason; Disability; Death.

(a)                                 The Company or the Employer may terminate the Executive’s employment hereunder at any time for Cause as defined in Section 8.14(a) of this Agreement upon written notice to the Executive.  The Executive may voluntarily terminate his employment hereunder at any time without Good Reason as defined in Section 8.14(d) of this Agreement upon not less than forty-five (45) days’ prior written notice to the Company.  As the result of any Disability suffered by the Executive, the Company or the Employer may, upon thirty (30) days’ prior notice to the Executive, terminate the Executive’s employment under this Agreement.  The Executive’s employment shall automatically terminate upon his death.

(b)                                 If the Executive’s employment is terminated pursuant to Section 5.1(a):

(i) then the Employer shall pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(A)                              the Executive’s accrued but unpaid Base Salary through the final date of the Executive’s employment by the Employer (the “Termination Date”), payable on the Termination Date.

(B)                               the Executive’s accrued but unused PTO (in accordance with the Employer’s policies), payable on the Termination Date; and

(C)                               any amounts or benefits that are vested amounts or vested benefits (including, without limitation, equity compensation) or that the Executive is otherwise entitled to receive under any plan, program, policy or on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 5.2.  Termination Without Cause or Resignation for Good Reason.

(a)                                 The Company or the Employer may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of Disability) upon written notice to the Executive.  The Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the definition thereof stated in Section 8.14(d) of this Agreement.

(b)                                 If the Executive’s employment is terminated without Cause or for Good Reason, then, subject to Sections 5.3 and 5.4 of this Agreement, the Employer shall pay or provide to the Executive:

(i)                                     the Accrued Obligations; and

(ii)                                  payment of a sum equal to three (3) years of the Executive’s annual Base Salary at the time of the Termination Date (the “Severance Payment”), such sum to be paid out to the Executive in monthly installments over thirty-six (36) consecutive months, commencing on the next regular pay date of the Company following the date the Release Agreement described in this Agreement becomes effective and is no longer subject to revocation, provided that, if the period during which the Executive may execute and revoke the Release Agreement includes portions of more than one calendar year, any monthly installments that would otherwise occur in the first calendar year shall be delayed until the second calendar year (the Severance Period”).

Section 5.3 Release Agreement.  The Employer’s payment of the Severance Payment shall be contingent upon the Executive executing a release of claims against the Company, the Employer and their respective related parties (the “Release”) and the Release becoming effective (and no longer subject to revocation) within thirty (30) days following the Termination Date.  It is understood and agreed that the Release becoming effective and no longer subject to revocation is an express condition precedent to Company’s obligations under Section 5.2(b)(ii).

Section 5.4 409A Compliance.  All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B).  To the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction.  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.  In no event whatsoever shall the Company or the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

ARTICLE 6

CONFIDENTIALITY

Section 6.1.   Confidentiality.  Executive agrees to execute and be bound by the Confidentiality Agreement attached hereto and incorporated herein by reference as Exhibit A.  Executive expressly acknowledges and agrees that Executive’s obligations under the Confidentiality Agreement shall survive the termination of this Agreement and of Executive’s employment.

ARTICLE 7

ARBITRATION

Section 7.1. The parties agree that, except as set forth in Section 8.3, any dispute, claim or controversy concerning Executive’s employment or separation therefrom, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Reno, Nevada, in accordance with the JAMS Employment Arbitration Rules & Procedures (a copy of the Rules can be obtained from www.jamsadr.com/rules-employment-arbitration) or the then current rules as adopted by the arbitration company agreed to by Executive and the Company.  The dispute will be decided by a single neutral arbitrator.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The arbitrator shall authorize discovery sufficient to adequately arbitrate the parties’ claims as determined by the arbitrator, including access to essential documents and witnesses.  The decision of the arbitrator shall be made in writing and will be final, conclusive, and binding on the parties to the arbitration.  To the extent allowed by law, the parties to this Agreement intend to arbitrate any disputes between them on an individual basis only.  The parties agree that they shall not join or consolidate claims submitted for arbitration under this Agreement with those of any other persons, and that no form of class, collective, or representative action shall be maintained without the mutual consent of the parties.  The parties agree, to the extent required by law, the Company will pay those costs specific to the arbitration process including the cost of the arbitrator.  The parties agree, to the extent allowed by law, the prevailing party in arbitration shall be entitled to recover fees and costs associated with the arbitration including, but not limited to, attorneys’ fees as determined by the arbitrator.  Any disputes regarding whether the parties may pursue a class, collective, or representative action, in arbitration are to be decided by a court of competent jurisdiction.  For all other issues, the arbitrator and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  This arbitration provision is governed by the Federal Arbitration Act.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1. Entire Agreement.  This Agreement when executed, contains a complete statement of all the terms of the arrangements between the Executive, on the one hand, and the Company, the Employer or any other affiliate of the Company, on the other hand, with respect to the Executive’s employment by the Employer and supersedes all other agreements and understandings, whether oral or in writing, between the parties hereto with respect to the Executive’s employment and service and the other subject matter hereof, except for any covenants or agreements regarding non-competition, non-solicitation, confidentiality and related matters that the Executive might also make in writing with or to the Company or the Employer (which covenants or agreements shall remain in full force and effect notwithstanding the execution of this Agreement).  For the avoidance of doubt, except as otherwise specifically set forth in Section 5.2(b) above, Exhibit A to this Agreement is part of this Agreement, and the parties agree that nothing in this Agreement shall be deemed to alter or limit the Executive’s rights with respect to the Executive’s options to purchase shares of the Company’s stock and any other awards under the Company’s 2021 Omnibus Incentive Plan (or any successor plan).  Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein.  No agreement, promises or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 8.2. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested).  Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and, in the case of a courier service, upon the next business day after dispatch of the notice or communication.  Any such notice or communication shall be addressed as follows:

If to the Company, to:

Vintage Wine Estates, Inc.

937 Tahoe Boulevard

Incline Village, NV 89451

Attention: Patrick A. Roney

If to the Executive, to:

[***]

[***]

Any person named above may designate another address by giving notice in accordance with this Section to the other persons named above.

Section 8.3. Governing Law: Jurisdiction; Recovery of Fees, etc.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflicts of law. To the extent that any claim or action arising out of this Agreement or the Executive’s employment by the Company or the Employer or termination therefrom cannot be arbitrated under Section 7.1 of this Agreement, such claim or action shall be brought and heard in the state and federal courts of the State of Nevada, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

Section 8.4. Waiver.  Either party may waive compliance by the other party with any provision of this Agreement.  The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing.

Section 8.5. Severability.  If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed, by limiting or reducing it, to be enforceable to the extent compatible with then applicable law.

Section 8.6. Counterparts.  This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart.  Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all the parties hereto.

Section 8.7. Advice of Counsel.  Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 8.8. Assignment.  This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns.  This Agreement shall also be binding upon the Executive and inure to the benefit of the Executive and the Executive’s heirs, administrators, executors, and assigns. The Executive shall not assign or delegate his duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 8.9. Agreement to Take Actions.  Each party to this Agreement shall execute and deliver such documents, certificates, agreements, and other instruments, and shall take all other actions, as may be reasonably necessary or desirable to perform his or its obligations under this Agreement.

Section 8.10. No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 8.10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 8.11. Source of Payment.  Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of the Employer.  None of the Company, the Employer or any of their respective affiliates shall be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company, the Employer or any of their respective affiliates shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title, or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company, the Employer or any of their respective affiliates, on the one hand, and the Executive or any other person, on the other hand.  To the extent that any person acquires a right to receive payments from the Company, the Employer or any of their respective affiliates hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor.  The Executive shall not look to the owners of the Company, the Employer or any of their respective affiliates for the satisfaction of any obligations of the Company, the Employer or any of their respective affiliates under this Agreement.

Section 8.12. Tax Withholding.  The Employer or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

Section 8.13. Survival.  The terms of ARTICLES 5, 6 and 7 of this Agreement shall survive the termination of this Agreement and Executive’s employment hereunder.

Section 8.14. Definitions.  The following definitions apply to this Agreement:

(a)                                 “Cause” means the Executive’s (i) conviction of, or guilty plea or plea of no contest to, a felony or other crime involving dishonesty, theft or moral turpitude, (ii) commission of a fraudulent or illegal act in respect of the Company or the

Employer, (iii) willful misconduct or gross negligence in the performance of the Executive’s duties to the Company or the Employer or intentional disregard by the Executive of a lawful direction given by the Board, (iv) failure to perform the Executive’s duties under this Agreement (other than any such failure resulting from illness or injury) that is, or reasonably could be expected to be, materially injurious to the business, operations or reputation of the Company of the Employer (monetarily or otherwise), (v) material violation of the Company’s or the Employer’s written policies or procedures in effect from time to time, or (vi) material breach of the Executive’s representations, warranties, covenants and other obligations under the this Agreement; provided, however, to the extent that any failure, violation or breach described in clauses (iv), (v) or (vi) is subject to cure, then such violation, failure or breach shall not constitute “Cause” unless the Company provides the Executive with written notice of such violation, failure or breach and the Executive fails to cure such violation, failure or breach within thirty (30) days of receipt of such notice.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  Disability” means a determination by the Company in accordance with applicable law that because of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) days (whether consecutive or non-consecutive) during any twelve (12) month period.

(d)                                             “Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive: (i) a material reduction in the Executive’s Base Salary; (ii) a material diminution in the Executive’s title, duties, authorities, or responsibilities (other than as specifically contemplated in Sections 2.1 and 2.2); or (iii) the Company’s or the Employer’s material breach of the Company’s obligations under this Agreement.  “Good Reason” shall not be deemed to exist, however, unless (1) the Executive shall have given written notice to the Company specifying in reasonable detail the Company’s or the Employer’s acts or omissions that the Executive alleges constitute “Good Reason” within sixty (60) days after the first occurrence of such circumstances and the Company and the Employer shall have failed to cure any such act or omission within thirty (30) days of receipt of such written notice, and (2) the Executive actually terminates employment within thirty (30) days following the expiration of the Company’s or the Employer’s cure period as set forth above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date of the signing of the Transaction Agreement.

COMPANY

BESPOKE CAPITAL ACQUISITION CORP.
(which will, prior to this Agreement becoming effective, become Vintage Wine Estates, Inc., a Nevada corporation)

By:	/s/ Mark Harms
Name:	Mark Harms
Title:	Chief Executive Officer

EXECUTIVE

/s/ Patrick A. Roney
Name:	Patrick A. Roney
Title:	Chief Executive Officer

Exhibit

• Exhibit A (Employee Confidentiality and Intellectual Property Assignment Agreement)

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

Employee Confidentiality and Intellectual Property Assignment Agreement

1.                                      Confidentiality.  While working or performing services for the Company, the Executive may develop or acquire knowledge in the Executive’s work or from directors, officers, employees, agents or consultants of the Company, of Confidential Information (as hereinafter defined) relating to the Company, its business and/or its potential business. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding customer lists, pricing, customer contracts, trade practices, source codes, software programs, computer systems, algorithms, formulae, apparatus, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client, customer, supplier, collaborator/partner or distributor information, product development and project procedures.   Confidential Information does not include general skills, experience or information that is (a) known to the Executive prior to his employment by the Company, or (b) generally available to the public or generally known in the Company’s industry, other than information that has become generally available as a result of the Executive’s direct or indirect act or omission in violation of this Agreement.

With respect to Confidential Information of the Company:

(a)  The Executive will use Confidential Information only in the performance of the Executive’s duties for the Company.  The Executive will not use Confidential Information at any  time  (during  or  after  Executive’s  employment  with  the  Company)  for  the  Executive’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company;

(b)  The Executive will not disclose Confidential Information at any time (during or after Executive’s employment with the Company) except (i) in the course of the Executive’s employment by, and for the benefit of, the Company, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto, or (iii) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof), provided that the Executive shall, unless he is legally prohibited from doing so, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempt by the Company to obtain a protective order or similar treatment;

(c)  The Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act:  An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal;

(d)  The Executive will safeguard the Confidential Information by all reasonable steps and abide by all written policies and procedures of the Company in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes; and

(e)  The Executive will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company to the Company when the Executive’s employment relationship with the Company terminates or otherwise on demand. The Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company.

2.                                      Assignment of Developments.  The Executive represents that he will disclose promptly and fully to the Company and to no one else: (a) all inventions, ideas, improvements, discoveries, works modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by the Executive (“Developments”), solely or jointly with others, during the course of the Executive’s employment with the Company that (i) are related to any of the products or services being researched, developed, distributed, manufactured or sold by Company or which may be used in relation therewith or (ii) result from tasks assigned to the Executive by the Company; and (b) any Development made using the time, materials or facilities of Company, even if such Development does not relate to any of the products or services being researched, developed, distributed, manufactured or sold by the Company and may not be used in relation therewith. The Executive agrees that all such Developments listed above and the benefits thereof have been, are and shall immediately continue to become the sole and absolute property of the Company from conception, as “works made for hire” (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise.  The Executive has no interest in any Developments.  To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in the Company, the Executive hereby irrevocably assigns to the Company all of the Executive’s right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that the Executive has, may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of the Company.  The Executive also hereby assigns to the Company, or waives if not assignable, all of the Executive’s “moral rights”

in and to all such Developments, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company.  The Executive agrees to assist the Company without charge for as long thereafter as may be necessary:  (1) to apply, obtain, register and renew for, and vest in, the Company’s benefit alone (unless the Company otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments.  In the event that the Company is unable to secure the Executive’s signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by the Executive. The parties acknowledge this Section may not apply to any Developments that qualify fully under Section 2870 of the California Labor Code.  The Executive shall, however, disclose in writing by attaching to this Agreement a list of any Developments that the Executive believes meet the criteria of Section 2870 (indicating whether the Executive believes that such Developments are covered by Section 2870).   The Company shall hold any such disclosure in confidence in accordance with the provisions of this Agreement.  Attached hereto as Exhibit 1 is a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by the Executive prior to the Effective Date to which the Executive has any right, title or interest, which are subject to California Labor Code Section 2870 and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”).  The items on Exhibit 1, and only those items, shall be excluded from the restrictions set forth in this Agreement.

3.                                      Exception to Assignments.  IF THE EXECUTIVE IS HIRED BY THE COMPANY TO PRIMARILY PERFORM SERVICES IN CALIFORNIA, THEN THE PROVISIONS OF SECTION 2 REQUIRING ASSIGNMENT DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS ATTACHMENT 1.  The Executive understands that nothing in this Agreement is intended to expand the scope of protection provided to the Executive by the code section attached as Attachment 1.  Further, if the Executive is hired by the Company to primarily perform services in a state other than California, to the extent that state has any law similar to that set forth in Attachment 1, the applicable state law restrictions shall apply to this Agreement.

4.                                      Obligations to Other Persons.  The Executive represents and warrants that he is not a party to or otherwise bound by any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other individual or entity that would prohibit, limit or conflict with the performance of the Executive’s duties to the Company.  The Executive shall not disclose to the Company or induce the Company to use any secret or confidential information or material belonging to others, including, without limitation, the Executive’s former employers, if any.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date of the signing of the Transaction Agreement.

COMPANY

BESPOKE CAPITAL ACQUISITION CORP.
(which will, prior to this Agreement becoming effective, become Vintage Wine Estates, Inc., a Nevada corporation)

By:	/s/ Mark Harms
Name:	Mark Harms
Title:	Chief Executive Officer

EXECUTIVE

/s/ Patrick A. Roney
Name:	Patrick A. Roney
Title:	Chief Executive Officer

ATTACHMENT 1

Sections 2870 to 2872 of the Labor Code of the State of California provide that:

Section 2870:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 2871:  No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid  or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or  jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

Section 2872:  If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee  that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.